Exhibit 99.4

June 5, 2009

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for HD Supply, Inc. and, under the date of May 9, 2008, we reported on the consolidated and combined financial statements of HD Supply, Inc. as of February 3, 2008 and for the period from August 30, 2007 to February 3, 2008, the period from January 29, 2007 to August 29, 2007 and the fiscal year ended January 28, 2007 before the effects of the adjustments to retrospectively apply the change in presentation described in Note 17. On June 26, 2008, we were dismissed. We have read HD Supply, Inc.’s statements included in its Registration Statement dated June 5, 2009, and we agree with such statements, except that we are not in a position to agree or disagree with HD Supply, Inc.’s statement that PricewaterhouseCoopers LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on HD Supply, Inc. consolidated financial statements.

Very truly yours,

/s/  KPMG LLP